Exhibit 10.267

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter the “Agreement”), made this 19th day of May, 2009, to be effective as of July 1, 2009 (the “Effective Date”) by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (hereinafter “PPD”), and Fredric N. Eshelman (hereinafter “Employee”).

RECITALS:

WHEREAS, PPD and Employee are parties to that certain Employment Agreement dated June 17, 1997 (the “Original Agreement”); and

WHEREAS, the Board of Directors of PPD has appointed Employee to the position of Executive Chairman of the Board of Directors of PPD effective July 1, 2009; and

WHEREAS, PPD and Employee now desires to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and considerations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. Effective on the Effective Date, PPD hereby employs Employee and Employee hereby accepts such employment on a full time basis as Executive Chairman of the Board of Directors (“Executive Chairman”) of PPD upon the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement shall be for one year, beginning July 1, 2009 and ending July 1, 2010, unless sooner terminated as provided herein. Thereafter, this Agreement shall be automatically renewed for successive one-year terms upon the terms and conditions herein set forth and subject to salary adjustments as provided for in paragraphs 3 and 7 below, unless either party gives notice as herein provided to the other of said party’s intent not renew this Agreement not less than 60 days prior to the expiration of the one-year term then in effect.

3. Salary. For all services rendered by Employee under this Agreement, PPD shall pay to employee an annual salary of $740,000.00 for the initial one-year term hereof. Salary for any successive one-year terms shall be agreed upon not less than 75 days before commencement of each one-year term unless such a requirement is waived by the parties.

4. Duties. Employee shall have overall responsibility for and decision making authority necessary to fulfill his duties as Executive Chairman. Employee’s duties shall include but not be limited to (a) providing and overseeing implementation of strategic direction to PPD, (b) supervising PPD’s Chief Executive Officer, (c) overseeing PPD’s senior executive management team, and (d) such other duties as may be reasonably assigned from time to time by PPD’s Board of Directors. Employee shall carry out his duties and responsibilities under the general supervision of PPD’s Board of Directors. Employee shall undertake such travel as required to perform the duties prescribed herein. During the term of this Agreement, Employee shall devote substantially all of his working time, attention and energies to the business of PPD.

5. Working Facilities. PPD shall furnish Employee with office space, equipment, technical, secretarial and clerical assistance and such other facilities, services, support and supplies as may be reasonably needed to perform the duties herein prescribed in an efficient and professional manner.

6. Termination. Notwithstanding any other provision of this Agreement, PPD may terminate Employee’s employment hereunder upon the occurrence of any of the following events:

a. Death of Employee.

b. A determination by the Board of Directors of PPD, acting in good faith but made in the sole discretion of the Board of Directors, that Employee has failed to substantially perform his duties under this Agreement.

c. A determination by the Board of Directors of PPD, acting in good faith but made in the sole discretion of the Board of Directors, that Employee (i) has become physically or mentally incapacitated and is unable to perform his duties under this Agreement as a result of such disability, which inability continues for a period of ninety (90) consecutive calendar days, (ii) has breached any of the material terms of this Agreement, (iii) has demonstrated gross negligence or willful misconduct in the execution of his duties, or (iv) has been convicted of a felony.

Employee may voluntarily terminate this Agreement upon thirty (30) days written notice if his duties hereunder are substantially reduced or his compensation is significantly reduced, in which case he shall be paid his base salary for a period of twelve months after the date of termination.

7. Benefits. During the term thereof, Employee shall be entitled to participate in all benefits provided by PPD to its employees generally, including but not limited to health insurance, disability insurance and retirement plans, all of which are currently provided to employees of PPD, subject to the eligibility requirements of any plan(s) establishing same. Employee shall be subject to PPD’s policies applicable to other executive employees of PPD with respect to periodic reviews and increases in salary, and shall be considered for and eligible to participate in benefits, if any, provided generally by PPD to its executive employees, including but not limited to the issuance of stock options and equity awards under PPD’s 1995 Equity Compensation Plan and cash bonuses pursuant to PPD’s Employee Incentive Compensation Plan, as such Plans are amended from time to time. For 2009, Employee’s bonus range and target bonus will equal the bonus range and target set by category I of the Employee Incentive Compensation Plan. Employee shall be entitled to six weeks paid vacation during each one-year term hereof.

8. Expenses. PPD shall pay all expenses of Employee which are directly related to Employee’s duties hereunder.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be altered or amended except by agreement in writing signed by the parties.

10. Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver of any subsequent breach by the other party. No waiver shall be valid unless in writing and signed by the party against whom the waiver is sought.

11. Severability. If any portion of this Agreement shall be declared invalid by a court of competent jurisdiction, the remaining portion shall continue in full force and effect as if this Agreement has been executed with the invalid portion eliminated and this Agreement shall be so construed.

12. Benefit. This Agreement shall inure to the benefit of and be binding upon PPD, its successors and assigns, and Employee, his heirs, successors, assigns and personal representatives.

13. Applicable Law. This Agreement shall be governed by the laws of the State of North Carolina.

14. Assignment. Neither party hereto may assign said party’s rights or obligations hereunder without the prior written consent of the other.

15. Notice. Any notice required or permitted hereunder shall be delivered in person or mailed certified mail, return receipt requested, to either party at PPD’s principal office in Wilmington, North Carolina and shall be deemed received when actually received. Any notice from Employee to PPD shall be addressed to the Lead Independent Director of the Board of Directors, with a copy to the General Counsel of PPD.

16. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to any breach, or as to its existence,

validity, interpretation, performance or non-performance, breach or damages, including claims in tort, shall be decided by a single neutral arbitrator in Wilmington, North Carolina in binding arbitration pursuant to the commercial Arbitration Rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The arbitration shall be conducted in accordance with the procedural laws of the United States Federal Arbitration Act, as amended. The written decision of the arbitrator shall be final and binding, and may be entered and enforced in any court of competent jurisdiction and each party specifically acknowledges and agrees to waive any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

17. Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or deferral, either of a similar or different nature, unless expressly so stated in writing.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

19. Descriptive Headings: Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove set forth.

PPD	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

	By:	/s/ B. Judd Hartman
	Title:	General Counsel

EMPLOYEE	/s/ Fredric N. Eshelman	(SEAL)
Fredric N. Eshelman